CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. and to the incorporation by reference therein of our reports dated January 30, 2013, with respect to the financial statements of Magic Software Japan K.K. for the year ended December 31, 2012 which report appears in the Annual Report (Form 20-F) of Magic Software Enterprises Ltd., for the year ended December 31, 2012., filed with the Securities and Exchange Commission.

KDA audit corporation

KDA Audit Corporation
Registered Auditors

Tokyo, Japan
November 5, 2013

6587423.1